Exhibit 99.1

BAKERCORP INTERNATIONAL, INC. ANNOUNCES EXCHANGE OFFER

FOR ITS 8.25% SENIOR NOTES DUE 2019

Seal Beach, California – September 6, 2012 – BakerCorp International, Inc. (“BCI”) today announced that it is offering to exchange up to $240 million of its outstanding 8.25% Senior Notes due 2019 (the “Outstanding Notes”) for up to $240 million of its new 8.25% Senior Notes due 2019 (the “Exchange Notes” and, together with the Outstanding Notes, the “Notes”) that have been registered under the Securities Act of 1933, as amended. The exchange offer is being conducted pursuant to the terms of the Outstanding Notes.

The terms of the Exchange Notes are identical to the terms of the Outstanding Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the Exchange Notes.

The exchange offer will expire at 5:00 p.m., New York City time on October 5, 2012, unless extended by BCI. Valid tenders of the Outstanding Notes must be made, and may be withdrawn at any time, before the exchange offer expires.

Wells Fargo Bank, N.A., the trustee under the indenture governing the Notes, is serving as the exchange agent in connection with the exchange offer. Persons with questions regarding the exchange offer should contact Wells Fargo Bank, N.A. at (800) 344-5128. Requests for documents relating to the exchange offer should be directed to Wells Fargo Bank, N.A.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The exchange offer is being made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

From time to time, BCI may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” BCI makes these statements in good faith, based on management’s expectations and beliefs concerning future events, and the statements are not guarantees of future performance. BCI does not undertake, and specifically declines any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

BCI cautions readers that actual results may differ materially from those described in forward looking information as a result of various factors, some of which are beyond its control, including, but not limited to: the general health of the economy; ongoing government review of hydraulic fracturing and its environmental impact; the cost and success of any expansion of its business into new geographic markets or product lines or through acquisitions; BCI’s relationships with its suppliers; BCI’s costs to maintain, repair, and replace its equipment; BCI’s ability to redeploy its equipment as it comes off lease; competitive pressures, including from any customers that decide to replace its services by providing them in house; changes affecting the terms of its rental arrangements for branch locations; any violations of environmental and safety regulations; changes in the many laws and regulations to which BCI is subject; fluctuations in currency exchange rates affecting its foreign operations; turnover of its management and its ability to attract and retain other key personnel; BCI’s relationships with its employees, including any attempt to collectively bargain; claims relating to BCI’s business, especially those not fully covered by insurance; the expense and difficulty in reporting as and complying with the requirements of a public company; any disruptions in its information technology systems; fluctuations in fuel costs or reduced supplies of fuel; difficulty collecting on contracts with customers; climate change, climate change regulations and greenhouse effects; the effect of trucking regulations and changes in trucking regulations.

These and other factors that may adversely affect BCI’s future performance or financial condition are contained in the quarterly report available on the investor portion of BCI’s website.